Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made on the 26th day of November 2024 between Iradimed Corporation, a Delaware corporation, having offices at 1025 Willa Springs Drive, Winter Springs, Florida (“Iradimed” or Company’’), and Jeff Chiprin (“Executive”).

WITNESSETH:

WHEREAS, Iradimed desires to employ Executive upon the terms and conditions hereinafter stated, and;

WHEREAS, the Executive wishes to be employed by Iradimed on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound thereby, Iradimed and Executive agree as follows:

1.

Employment. Iradimed shall employ Executive, and Executive hereby accepts employment by Iradimed for the period and upon the terms and conditions of this Agreement, beginning the 27th day of November 2024 (the “Start Date”).

2.

Title and Duties. Executive is being hired to serve Iradimed as Chief Commercial Officer (“CCO”). Executive will report to the President and Chief Executive Officer (the “CEO”) of the Company and shall have such authority and responsibilities as delegated or assigned from time to time by the CEO and/or his designee. Executive shall be responsible for directing and overseeing all revenue-generating activities through sales and marketing leadership and identifying business expansion opportunities (i.e., acquisition), and developing and maintaining personnel to meet the Company’s revenue goals.

3.	Policies. Except as provided herein, Executive shall be covered by and agrees to comply with all Iradimed policies on the same terms as are applicable to other fulltime Executives.

4.

Extent of Services. Executive shall devote substantially all of his/her entire business and professional time and attention to the faithful and diligent performance of Executive’s duties hereunder, and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of Iradimed. Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the CEO (which consent will not be unreasonably withheld or delayed), act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to Iradimed’s CEO, (b) maintain Executive’s ownership of any business or entity as such ownership exists on the Start Date, (c) with the prior written consent of the CEO, purchase or own any business or entity, and (d) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that the activities described in clauses (a) through (d) do no interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder.

5.	Compensation.

a)

Base Salary. The Company shall pay the Executive a minimum annual salary of two hundred five thousand dollars (US $205,000.00), or in the event of any portion of a year, a pro-rata daily amount of such annual salary. Executive’s salary will be payable as earned in accordance with the Company’s customary payroll practice and subject to tax withholdings as applicable and required by law. Executive shall also be annually reviewed and eligible for merit increases as warranted by performance. Merit increases shall be based on the Executive’s base salary and subsequent performance review(s), beginning December of 2025 and each year after that while the Company employs the Executive.

b)

Annual Bonus. Executive shall be eligible each fiscal year to receive cash bonus compensation based upon attaining specific qualitative and/or quantitative goals as assigned by the Board of Directors with consideration of any special situations in which the Executive may have demonstrated exemplary performance. The target value of such annual cash bonus awards shall be 50% of the prevailing Base Salary (the “Annual Bonus”).

c)

Equity Compensation. The Company shall provide the Executive with a restricted stock unit award (RSU) and a performance stock unit award (PSU) that will be subject to the terms and conditions of the Iradimed Restricted Stock Unit Agreement executed by the Executive and Company (the “RSU and PSU Grant”). The RSU and PSU Grant will be awarded on December 7, 2024, having a total value of three hundred thirty thousand dollars (US $330,000.00) and split evenly on a 50/50 basis between RSU and PSU awards with the number of shares determined by the price of Iradimed Common Stock at the Nasdaq market closing price the trading day preceding the day of RSU and PSU Grant.

The RSU Grant will vest over three years in annual installments, each equal to 33.33% of the grant. The first installment vests twelve (12) months from the Start Date, and the second and third installments vest 24 and 36 months from the Start Date, respectively.

The PSU Grant will vest on a three-year cliff basis with the final vested shares determined by “Relative TSR” of Iradimed vs. Peer Group or Index from the grant date to the end date.

The PSU vesting payout is as follows:

●	Less than or equal to 80% of the peer group, no vesting
●	Between 80% and 100% of the peer group, vested shares are pro-rata to the nominal granted shares

●	Equal to 100% of the peer group, vested shares are the nominal granted shares
●	Between 100% and 120% of the peer group, vested shares are pro-rata against additional shares plus nominal granted shares
●	If 120% or greater of the peer group, vested shares are double the nominal granted shares

d)

Annual Equity Bonus. Future equity compensation shall be annually awarded as an RSU and PSU grant with a targeted value of two hundred thousand dollars (US $200,000.00), which may be increased or decreased subject to the Executive’s performance against goals set by the CEO and the Board of Directors. The number of shares is determined in a manner similar to that indicated in 6(c) (the “Equity Bonus”).

e)

Benefits. Executive will be eligible to participate in Iradimed employee benefit plans that apply to all employees generally, including, without limitation, health and dental insurance programs, 40l(k) plan, and four weeks (twenty workdays) annually of paid personal leave (vacation, sick, and personal days).

f)

Housing Allowance. The Company will provide the Executive with a monthly housing allowance of five thousand dollars (US $5,000.00), payable at the beginning of each month for Florida (Orlando Area) housing, with proof of the Executive’s housing liability (i.e., rent/mortgage). Additionally, a one-time allowance for moving and furnishings of up to $10,000 shall be re-reimbursable to the Executive.

g)

Expenses. The Company will reimburse the Executive for reasonable travel, entertainment, lodging, and other expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time. Expense reimbursement shall also be provided for twice monthly airfare for the Executive’s spouse between California and Florida residences.

h)	Car Allowance. Executive shall have a car allowance of up to $750 per month plus insurance, over and above the Housing allowance.

i)	Club Membership. Executive shall be reimbursed for membership dues expenses up to $1000 per year.

6.	Noncompetition/Nonsolicitation/Confidentiality. Executive agrees to execute a Non-Solicitation, Non-Compete and Confidentiality Agreement simultaneously with the execution of this Agreement.

7.	Termination By Company.

(a)

Termination For Cause. Iradimed may terminate Executive’s employment hereunder for “Cause” upon: (a) any willful breach of any material obligation under this Agreement; (b) any gross negligence or willful misconduct by Executive in the performance of his duties as an Iradimed employee; (c) Executive’s conviction of or plea of guilty or nolo contendre to a crime that constitutes a felony under the laws of the United States or any state thereof, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company or results in material or financial harm to the Company or its affiliates; (d) Executive’s commission or participation in any act of fraud, embezzlement or dishonesty; (e) Executive’s willful, material breach of an Iradimed policy. Executive shall not be terminated under subparagraphs (a) or (e) herein, unless she has received written notice of such breach from the Company’s Board of Directors, has had an opportunity to respond to the notice, and has failed substantially, where possible, to cure such breach within thirty (30) calendar days of such notice. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon the authority given under a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(b)

Termination Without Cause. The Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason (as defined in Section 8 below) or by the Company without Cause (as defined by Section 7(a) above).

8.	Termination By Executive.

(a)	Termination for Good Reason. Executive may terminate his employment hereunder by tendering his resignation to Iradimed. Unless otherwise consented to in writing by Executive, a resignation by Executive shall be for “Good Reason,” where such resignation is tendered within sixty (60) days following: (a) a reduction in Executive’s minimum Base Salary (other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions); (b) a reduction in the Executive’s Annual Bonus opportunity (other than a general reduction in Annual Bonus that affects all similarly situated executives in substantially the same proportions); (c) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); (c) the relocation of Executive’s place of employment outside of a thirty (30) mile radius from the Company’s current address; (d) any material breach by Iradimed of any material provision of this Agreement or any material provision of any other agreement between the Executive and Iradimed; (e) Iradimed’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law; (f) a material adverse change in the reporting structure applicable to the Executive. Prior to accepting Executive’s resignation for any of the reasons set forth in this paragraph, the Company shall have an opportunity to rectify the matter that gave rise to Executive’s resignation. If the matter is not resolved within fifteen (15) days, the Company will accept Executive’s resignation.

9.

Termination and Housing Allowance. In the event of termination by the Executive for Good Reason (as defined in Section 8 above) or by the Company without Cause (as defined by Section 7(a) above), the Company shall pay up to six months of housing expenses which Executive is obligated to pay under the housing liability in Section 5(f) above.

10.

Ownership of Developments. All information, data, ideas, customer lists, or other material which Executive develops or conceives during her employment, (1) which are along the lines of business, work or investigations of the Company, or (2) which result from or are suggested by any work performed by Executive on behalf of the Company, shall be the exclusive property of the Company, shall be promptly disclosed to the Company, and Executive will promptly execute and deliver all documents and do all other things necessary and proper to make all such information, data, ideas, customer lists or other material the absolute property of the Company. Executive agrees to assist the Company in obtaining copyrights, patents, or other appropriate legal protection for the Company’s benefit, such as for information, data, ideas, customer lists, or other material that becomes the exclusive property.

11.

Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail to the addresses set forth below. Notice shall be deemed given immediately if delivered in person or within three (3) days after mailing by certified mail to the following addresses:

Jeff Chiprin	Roger Susi, President and CEO
1504 Manzanita Ln.	Iradimed Corporation
Manhattan Beach, CA	1025 Wila Springs Dr.
90266	Winter Springs, FL 32708

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

12.

Assignment. Executive acknowledges that his/her services are unique and personal and that he/she, therefore, may not assign his/her rights or delegate his/her duties under this Agreement. This Agreement shall inure to the benefit of and be binding on Iradimed, its successors, and assigns, including, without limitation, any entity that is or may become affiliated with or related to Iradimed.

13.

Prior Agreements. Executive represents to the Company (a) that there are no restrictions, agreements, or understandings whatsoever to which the Executive is a party which would prevent or make unlawful the Executive’s execution of this Agreement or employment hereunder, (b) that the Executive’s execution of this Agreement and employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written, to which the Executive is a party or by which the Executive is bound, and (c) that the Executive is free and able to execute this Agreement and to enter into employment by the Company.

14.

Right to Review and Seek Counsel. The Executive acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution of hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

15.

Waiver. Failure to insist upon strict compliance with any term or condition of this Agreement shall not be deemed a waiver of such term or condition. The waiver of a breach of any term or condition of this Agreement by any party shall not be deemed to constitute the waiver of any other breach of the same or any other term of condition.

16.

Entire Agreement. This Agreement contains the parties’ entire agreement relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. All modifications of this Agreement shall be valid only if made in writing and signed by the parties hereto. Section headings are for convenience only and are neither a part of this Agreement nor a limitation of the scope of the particular sections to which they refer.

17.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida without regard to conflicts of law.
18.

Severability. The provisions of this Agreement are severable, and if any provision(s) or any part of any provision(s) is held to be illegal, void or invalid under applicable law, such provision(s) may be changed to the extent reasonably necessary to make the provision(s), as so changed, legal, valid and binding, and to reflect the original intentions of the parties as nearly as possible in accordance with applicable law. This Agreement shall be construed according to its fair meaning and not strictly for or against either party.

19.

Venue and Jurisdiction. The parties to this Agreement hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement and consent and subject themselves to the jurisdiction of the courts of the State of Florida and/or the United States District Court for the Middle District of Florida, Orlando Division.

20.

Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

[Signature Page Follows]

In WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

IRADIMED CORPORATION

/s/ Roger Susi
Roger Susi
President and CEO

Date: November 26, 2024

EXECUTIVE

/s/Jeff Chiprin
Jeff Chiprin
Executive

Date: November 26, 2024